Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan and the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan of our report dated July 1, 2015, with respect to the combined financial statements of Hewlett Packard Enterprise Company included in its Registration Statement (Form 10), as amended, for the year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 29, 2015